Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RealPage, Inc., of our report dated December 1, 2017, relating to the consolidated financial statements of On-Site Manager, Inc. as of and for the year ended December 31, 2016, which report appears in the Current Report on Form 8-K/A of RealPage, Inc. (No. 001-34846). We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Campbell, California

May 21, 2018